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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Crosstex Energy, L.P.:

We consent to the use of our report dated February 26, 2004, with respect to the financial statements of Crosstex Energy, L.P. and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus. Our audit report refers to a change in accounting for derivatives in 2001 and a change in amortizing goodwill in 2002.

/s/ KPMG LLP

Dallas, Texas
June 11, 2004

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm